September 3, 2009

RBC Bank (USA)

Attn: Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

Re: Computer Software Innovations, Inc.

Waiver Concerning Subordinated Notes

Dear Mr. Arndt:

This letter is being provided to you in connection with the Second Amended and Restated Loan and Security Agreement dated September 14, 2007 (as amended, the "Loan Agreement") and other documents described or contemplated therein or related thereto (the "Loan Documents") between Computer Software Innovations, Inc. (the "Borrower" or "CSI") and RBC Bank (USA) (formerly known as RBC Centura Bank, the "Bank"). Specifically, this letter concerns a potential cross-default under the Loan Documents arising out of a payment default on certain outstanding subordinated debt owed by CSI to various parties as described below.

On February 11, 2005, CSI executed five (5) Promissory Notes, each in the amount of $375,040, in favor of each of the following persons: Nancy K. Hedrick, Joe G. Black, Thomas P. Clinton, William J. Buchanan and Beverly N. Hawkins. Also on February 11, 2005, CSI executed a sixth Promissory Note in the amount of $1,875,200 in favor of Baron Partners, LP ("Baron"). The original maturity date of the six Promissory Notes (the "Subordinated Notes") was May 10, 2006. On August 23, 2008, we and each of the holders of the Subordinated Notes entered into a letter agreement which extended the maturity date of such notes until March 31, 2009. Again, on May 13, 2009, we and each of the holders of the Subordinated Notes entered into an agreement to extend the notes until August 30, 2009. Among other things, the two agreements with the note holders entailed making principal payments on the notes, to which you provided waivers under the Loan Documents.

We failed to pay the remaining principal balance of the notes of $1,750,400 on the extended maturity date of August 30, 2009. Consequently, we were in default under the terms of the Subordinated Notes (the "Payment Defaults") as of August 31, 2009. However, we have received no notice of default and none of the Subordinated Notes has been accelerated.

On past occasions, the Bank has granted CSI a waiver with respect to any potential cross-defaults under the Loan Documents that may have been triggered solely by reason of the Payment Defaults on the Subordinated Notes. CSI respectfully requests such a waiver of any defaults or breaches of any of the terms of the Loan Documents which may be triggered solely by reason of the Payment Defaults under the Subordinated Notes, including any subsequent acceleration of payment of any of the Subordinated Notes by the holders thereof, based on the Payment Defaults.

The Company is currently in negotiations with Baron and the other holders to extend the maturity of, to refund, or to restructure the Subordinated Notes. CSI agrees, pursuant to the requirements of the Loan Documents, that it will obtain the consent of the Bank with respect to any amendments to the Subordinated Notes.

If our request is acceptable to the Bank, please indicate your assent by affixing your signature and the date below, and returning a copy of this letter to me and our legal counsel, Smith Moore Leatherwood LLP, to the attention of William L. Pitman. Thank you in advance for your consideration of our request. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ David D. Dechant

David D. Dechant

Chief Financial Officer

ON BEHALF OF RBC BANK (USA), THE

REQUEST FOR WAIVER ABOVE IS

ACCEPTED.

Date: September 3, 2009

By: /s/ Charles Arndt____________

Charles Arndt, Market Executive

South Carolina Markets